Exhibit 99.1
SmartPros’ Wholly-Owned Subsidiary Skye Multimedia
Sells Some of Its Assets as Part of Its “Back-to-Basics” Plan
FOR IMMEDIATE RELEASE -- HAWTHORNE, N.Y. – January 13, 2015 -- SmartPros Ltd. (Nasdaq:SPRO), a leader in the field of accredited professional education and corporate training, today releases the following information regarding its “Back to Basics” plan.

Allen Greene, SmartPros’ Chairman and CEO stated:

As outlined in our June 16, 2014 press release regarding operational changes, SmartPros has implemented its “Back-to-Basics” plan which includes: reducing staffing in certain areas; closing, selling or reducing certain verticals of our business; and re-purposing resources to areas of our business that we believe will contribute the most towards our profitability and future growth.

Over the past six months we have managed the Company’s operations to improve our profit margins and our overall profitability. In this regard, the following steps have been taken:

1.	Our wholly-owned subsidiary, Skye Multimedia Ltd., which served as our high-end custom content development channel, sold some of its assets including its 50% interest in iReflect;

2.	We have discontinued our custom ethics consulting business as of December 31, 2014;

3.	We have reduced in the latter part of 2014 and plan on reducing in 2015 the number of live events managed by our Executive Enterprise Institute (EEI) division;

4.	We reduced overhead related to development; and

5.	We reduced expenses related to certain large customer accounts as of the beginning of this year in relationship to reduced business with those customers.
Although these changes will decrease revenues, we are focusing our attention on products with higher returns including our accounting subscriptions, CPE Administration services and licensing of our software products. We believe these changes will help to generate long term profits for the Company and we expect to see the positive effect of those in 2015.
In addition, we are seeing new opportunities as companies are being forced to move away from common open-source Learning Management Systems (LMS) for compliance and security reasons. Our proprietary LMS is not built on open source code putting us in a position to meet the needs of companies looking for a compliant solution. As such, we have recently signed several new firms to multi-year contracts for our LMS and are renewing an existing contract for our Audit Management System. These multi-year contracts are typically larger than our average sale in other areas of the company.
In line with what we have previously noted, we have expanded our sales force as well as hired a lead generation firm and are increasing direct marketing activities. As the sales cycle for our products can be long, we expect to see the benefit of these changes take hold as we progress through 2015.

Some of these changes will impact our fourth quarter 2014 numbers due to the write down of goodwill and possibly other charges related to the steps we have taken.

About SmartPros
Founded in 1981, SmartPros Ltd. is an industry leader in the field of accredited professional education and corporate training. Its products and services are primarily focused in the accredited professional areas of corporate accounting, financial management, public accounting, governmental and not-for-profit accounting, financial services, banking, engineering, legal, ethics and compliance, and information technology. SmartPros is a leading provider of professional education products to Fortune 500 companies, as well as the major firms and associations in each of its professional markets. SmartPros provides education and content publishing and development services in a variety of media including Web, CD-ROM, video and live seminars and events. Our subscription libraries feature hundreds of course titles and 2,800+ hours of accredited education. SmartPros' eCampus™ Learning Management System (LMS) offers enterprise distribution and administration of education content and information for enterprise clients and association partners. In addition, SmartPros produces a popular news and information portal for accounting and finance professionals serving more than one million ads and distributing more than 200,000 subscriber email newsletters each month. SmartPros' network of Web sites averages more than 1 million monthly visits, serving a user base of more than 1.5 million profiled members. Visit: www.smartpros.com

Safe Harbor Statement
Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties, including activities, events or developments, that the Company expects, believes or anticipates will or may occur in the future. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are subject to other risks and uncertainties that are described from time to time in the Company’s filings with Securities and Exchange Commission, as well as the following risks: that our back to basics efforts will not result in increased profitability as anticipated.
For More Information, Please Contact:
SmartPros Ltd
Shane Gillispie, VP Marketing Services & eCommerce
914-829-4974 - shanegillispie@smartpros.com